EXHIBIT 99.1

Wynn Resorts Announces Commencement of Tender Offer for Cash and Consent Solicitation by Wynn Las Vegas, LLC for Any and All of its 7 7/8% First Mortgage Notes Due 2017

LAS VEGAS, May 15, 2013 (BUSINESS WIRE) — Wynn Resorts, Limited (NASDAQ:WYNN) announced today that its indirect wholly owned subsidiary, Wynn Las Vegas, LLC, has commenced a cash tender offer (the “Tender Offer”) for any and all its outstanding $500.0 million aggregate principal amount of 7 7/8% First Mortgage Notes due 2017 (the “Notes”) and a solicitation of consents to certain proposed amendments to the indenture (the “Indenture”) governing the Notes (the “Consent Solicitation”). The proposed amendments would eliminate substantially all of the restrictive covenants as well as various events of default and other provisions.

The Tender Offer and the Consent Solicitation are scheduled to expire at midnight, New York City time, in the evening of May 21, 2013 unless extended or earlier terminated (such time, as may be extended, the “Expiration Time”). Holders who validly tender their Notes and deliver their consent to the proposed amendments to the Indenture prior to the Expiration Time will be eligible to receive $1,071.45 for each $1,000 principal amount of Notes. Holders may not tender their Notes pursuant to the Tender Offer without delivering consents or deliver consents without tendering their Notes.

Tendered Notes may not be withdrawn and the related consents may not be revoked, except as may be required by applicable law. Completion of the Tender Offer is subject to certain market and other conditions, including the completion by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corporation (the “issuers”) of an offering of senior notes on terms and conditions satisfactory to the issuers. Settlement of the Tender Offer will occur promptly after the Expiration Time, unless terminated.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the Notes. The complete terms and conditions of the Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated as of May 15, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent, copies of which may be obtained from D.F. King & Co., Inc., the tender and information agent for the Tender Offer, at (800) 659-6590 (U.S. toll free) or, for banks and brokers, at (212) 269-5550.

Wynn Las Vegas, LLC has engaged Deutsche Bank Securities Inc. to act as the dealer manager and solicitation agent in connection with the Tender Offer and the Consent Solicitation. Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to Deutsche Bank Securities Inc., at (855) 287-1922 (U.S. toll-free) and (212) 250-7527 (collect).

Forward-Looking Statements

This release contains forward-looking statements, including those related to the tender for Notes and whether or not the issuers will consummate the tender offer. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and Wynn Las Vegas, LLC’ s and Wynn Resorts, Limited’s periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts, Limited nor the issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE: Wynn Resorts, Limited

CONTACT:

Wynn Resorts, Limited

Matt Maddox, Chief Financial Officer & Treasurer

702-770-7000

investorrelations@wynnresorts.com